Press Release For immediate release

Invesco Ltd. Announces March 31, 2008 Assets Under Management   Contact: Aaron Uhde Phone: 404 479 2956

Atlanta, April 8, 2008

Invesco Ltd. (NYSE: IVZ) today reported preliminary month-end assets under management of $470.3 billion. Average assets under management during the first quarter of 2008 decreased by 6.5% to $476.6 billion, from $509.9 billion in the fourth quarter of 2007. The decline in average assets under management was largely driven by the downturn in global equity markets during the first quarter of 2008. As a result of lower equity assets under management (as a percentage of total assets under management), coupled with the growth in our money market assets under management, we would expect to report a net revenue yield (including performance fees) for the first quarter of 2008, slightly lower than that reported for the first quarter of 2007.

	Ending Assets Under Management
(In billions)	March 31, 2008 (a)	February 29, 2008	January 31, 2008	December 31, 2007
Long-Term	$386.5	$393.6	$397.6	$425.8
Money Market (b )	$83.8	$81.8	$78.0	$74.3
Total	$470.3	$475.4	$475.6	$500.1

(a)	Preliminary – subject to adjustment.
(b)	Money Market assets include both retail and institutional money market assets.

Invesco is a leading independent global investment management company, dedicated to helping people worldwide build their financial security. By delivering the combined power of our distinctive worldwide investment management capabilities, including AIM, Atlantic Trust, Invesco, Perpetual, PowerShares, Trimark, and WL Ross, Invesco provides a comprehensive array of enduring investment solutions for retail, institutional and high net worth clients around the world. Operating in 20 countries, the company is listed on the New York Stock Exchange under the symbol IVZ. Additional information is available at www.invesco.com.

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                                                                                                               Invesco Ltd.

                                                                                                               One Midtown Plaza

                                                                                                               1360 Peachtree Street, N.E.

                                                                                                               Atlanta, GA 30309

                                                                                                               Telephone: +1404 479 1095